Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Second Quarter 2011 Results
Same Facility Equivalent Admissions Increase 1.9 Percent
Nashville, Tenn., July 25, 2011 — HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2011.
Key second quarter metrics (all percentage changes compare 2Q 2011 to 2Q 2010 unless noted):
•	Revenues increased 4 percent to $8.063 billion; cash revenues increased 4.6 percent to $7.288 billion

•	Net income attributable to HCA Holdings, Inc. totaled $229 million, or $0.43 per diluted share, which includes a pre-tax loss on retirement of debt of $75 million, or $0.08 per diluted share

•	Adjusted EBITDA declined 4.7 percent to $1.420 billion

•	Cash flows from operations increased 71.6 percent to $748 million

•	Cash revenue per equivalent admission increased 1.1 percent

•	Same facility equivalent admissions increased 1.9 percent while same facility admissions increased 1.8 percent
“While the Company had favorable admissions growth during the quarter, we experienced a shift in service mix from more complex surgical cases to less acute medical cases. This resulted in lower than anticipated revenue growth and earnings,” said Richard M. Bracken, Chairman of the Board and Chief Executive Officer of HCA.
Patient volume in the second quarter of 2011 primarily reflects growth in medical admissions of 3.7 percent, while surgical admissions declined 1.6 percent on a same facility basis (excluding International facilities) in the quarter. Same facility equivalent admissions increased 1.9 percent in the second quarter of 2011 compared to the prior year period, while same facility admissions increased 1.8 percent. Hospital emergency room visits increased 4.5 percent in the second quarter of 2011, on a same facility basis, compared to the prior year period.

Revenues in the second quarter increased to $8.063 billion, from $7.756 billion in the second quarter of 2010. Cash revenues totaled $7.288 billion in the second quarter of 2011, compared to $6.968 billion in the prior year’s second quarter. Cash revenues is a non-GAAP financial measure and reflects the Company’s reported revenues less the provision for doubtful accounts (bad debts). Revenue growth was driven by increased volume and revenue per equivalent admission growth. Revenues for the second quarter of 2011 included $39 million of Medicaid incentive revenues related to certain of our hospitals completing attestations to their adoption of certified electronic health record technology.
Net income attributable to HCA Holdings, Inc. totaled $229 million, or $0.43 per diluted share, compared to $293 million, or $0.67 per diluted share, in the second quarter of 2010. Results for the second quarter of 2011 include a loss on retirement of debt of $75 million, or $0.08 per diluted share. Results for the second quarter of 2010 include impairments of long-lived assets of $91 million, or $0.13 per diluted share. (All “per diluted share” disclosures are based upon amounts net of the applicable income taxes.) Shares used in computing diluted earnings per share increased to 538.6 million in the second quarter of 2011 compared to 437.1 million in the second quarter of 2010. The increase was due to the initial public offering of 87.7 million shares of our common stock in March of 2011. Adjusted EBITDA declined to $1.420 billion compared to $1.490 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. Tables providing supplemental information on adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Holdings, Inc. to adjusted EBITDA, and reported revenues to cash revenues, are included in this release.
The Company’s provision for doubtful accounts declined to $775 million, or 9.6 percent of revenues, in the second quarter of 2011, from $788 million, or 10.2 percent of revenues, in the same period of 2010. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 27.6 percent for the second quarter of 2011, compared to 26.1 percent for the second quarter of 2010. Same facility uninsured admissions increased 10.6 percent in the second quarter compared to the prior year period and comprised 7.4 percent of total same facility admissions compared to 6.8 percent of total same facility admissions in the second quarter of 2010.
During the second quarter of 2011, salaries and benefits, supplies and other operating expenses totaled $5.941 billion, or 73.7 percent of revenues (81.5 percent of cash revenues), compared to $5.553 billion, or 71.6 percent of revenues (79.7 percent of cash revenues), in the second quarter of 2010.
Six Months Ended June 30, 2011
Revenues for the six months ended June 30, 2011 totaled $16.118 billion compared to $15.300 billion in the same period of 2010. Net income attributable to HCA Holdings, Inc. was $469 million, or $0.94 per diluted share, compared to $681 million, or $1.56 per diluted share, for the first six months of 2010. Results for the six months ended June 30, 2011 include a loss on retirement of debt of $75 million, or $0.09 per diluted share, and a charge for the termination of a management agreement of $181 million, or $0.30 per diluted share. Results for the six months ended June 30, 2010 include impairments of long-lived assets of $109 million, or $0.16 per diluted share. Adjusted EBITDA for the six months ended June 30, 2011 totaled $3.010 billion compared to $3.064 billion in the prior year period.

Balance Sheet
As of June 30, 2011, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $539 million, total debt of $25.320 billion, and total assets of $23.877 billion. During the second quarter of 2011, capital expenditures totaled $447 million, excluding acquisitions. Net cash provided by operating activities in the second quarter of 2011 totaled $748 million compared to $436 million in the prior year’s second quarter. The improvement in cash flows from operating activities was primarily due to lower tax payments during the second quarter of 2011.
As of June 30, 2011, HCA operated 164 hospitals and 111 freestanding surgery centers (including seven hospitals and 13 freestanding surgery centers operated through equity method joint ventures).
Acquisitions
During the second quarter of 2011, HCA completed the acquisition of the 473 bed Mercy Hospital in Coral Gables, Florida.
On June 15, 2011, HCA announced that it had entered into a non-binding Memorandum of Understanding with the Colorado Health Foundation for the purchase of the Foundation’s remaining ownership interest in the HCA HealthONE LLC joint venture for $1.45 billion. Subject to regulatory review and negotiation of a definitive agreement, the transaction is expected to close in the third quarter of 2011.
Initial Public Offering of Equity
During March 2011, HCA completed the initial public offering of shares of its common stock, including the issuance and sale by HCA of 87,719,300 shares at a price of $30.00 per share. Net proceeds from the offering to HCA were approximately $2.506 billion, after underwriter discounts, commissions and other related offering expenses. The Company’s common stock is now traded on the New York Stock Exchange (symbol: “HCA”).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?pres=136150 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

     Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s second quarter financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of federal health care reform, the possible enactment of additional federal or state health care reform and possible changes to health care reform and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ability to demonstrate meaningful use of certified electronic health record technology and recognize revenues for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.
Condensed Consolidated Income Statements
Second Quarter
(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio
Revenues	$8,063	100.0%	$7,756	100.0%

Salaries and benefits	3,320	41.2	3,076	39.6
Supplies	1,295	16.1	1,251	16.1
Other operating expenses	1,326	16.4	1,226	15.9
Provision for doubtful accounts	775	9.6	788	10.2
Equity in earnings of affiliates	(73)	(0.9)	(75)	(1.0)
Depreciation and amortization	358	4.5	355	4.6
Interest expense	520	6.4	530	6.8
Impairments of long-lived assets	—	—	91	1.2
Loss on retirement of debt	75	0.9	—	—

	7,596	94.2	7,242	93.4

Income before income taxes	467	5.8	514	6.6

Provision for income taxes	147	1.8	136	1.7

Net income	320	4.0	378	4.9

Net income attributable to noncontrolling interests	91	1.2	85	1.1

Net income attributable to HCA Holdings, Inc.	$229	2.8	$293	3.8

Diluted earnings per share	$0.43		$0.67

Shares used in computing diluted earnings per share (000)	538,557		437,104

HCA Holdings, Inc.
Condensed Consolidated Income Statements
For the Six Months Ended June 30, 2011 and 2010
(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio
Revenues	$16,118	100.0%	$15,300	100.0%

Salaries and benefits	6,615	41.0	6,148	40.2
Supplies	2,570	15.9	2,451	16.0
Other operating expenses	2,648	16.5	2,428	15.9
Provision for doubtful accounts	1,424	8.8	1,352	8.8
Equity in earnings of affiliates	(149)	(0.9)	(143)	(0.9)
Depreciation and amortization	716	4.5	710	4.7
Interest expense	1,053	6.5	1,046	6.8
Losses on sales of facilities	1	—	—	—
Impairments of long-lived assets	—	—	109	0.7
Loss on retirement of debt	75	0.5	—	—
Termination of management agreement	181	1.1	—	—

	15,134	93.9	14,101	92.2

Income before income taxes	984	6.1	1,199	7.8

Provision for income taxes	330	2.0	345	2.2

Net income	654	4.1	854	5.6

Net income attributable to noncontrolling interests	185	1.2	173	1.1

Net income attributable to HCA Holdings, Inc.	$469	2.9	$681	4.5

Diluted earnings per share	$0.94		$1.56

Shares used in computing diluted earnings per share (000)	500,463		436,392

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions, except per share amounts)

			For the Six Months
	Second Quarter		Ended June 30,
	2011	2010	2011	2010
Revenues	$8,063	$7,756	$16,118	$15,300

Net income attributable to HCA Holdings, Inc.	$229	$293	$469	$681
Losses on sales of facilities (net of tax)	1	—	3	—
Impairments of long-lived assets (net of tax)	—	57	—	69
Loss on retirement of debt (net of tax)	47	—	47	—
Termination of management agreement (net of tax)	—	—	149	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement (a)	277	350	668	750
Depreciation and amortization	358	355	716	710
Interest expense	520	530	1,053	1,046
Provision for income taxes	174	170	388	385
Net income attributable to noncontrolling interests	91	85	185	173

Adjusted EBITDA (a)	$1,420	$1,490	$3,010	$3,064

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.43	$0.67	$0.94	$1.56
Losses on sales of facilities	—	—	0.01	—
Impairments of long-lived assets	—	0.13	—	0.16
Loss on retirement of debt	0.08	—	0.09	—
Termination of management agreement	—	—	0.30	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement (a)	$0.51	$0.80	$1.34	$1.72

Shares used in computing diluted earnings per share (000)	538,557	437,104	500,463	436,392

(a)	Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirment of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by managment and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities, impairments of long-lived assets and loss on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attriubtable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreeement and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., exlcuding losses on sales of facilities, impairments of long-lived assets, loss on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similiarly titled measures presented by other companies.

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
Second Quarter
(Dollars in millions)

	2011			2010
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$8,063		100.0	$7,756		100.0
Provision for doubtful accounts	775			788

Cash revenues (a)	7,288	100.0		6,968	100.0

Salaries and benefits	3,320	45.5	41.2	3,076	44.1	39.6
Supplies	1,295	17.8	16.1	1,251	17.9	16.1
Other operating expenses	1,326	18.2	16.4	1,226	17.7	15.9

% changes from prior year:
Revenues	4.0%
Cash revenues	4.6
Revenue per equivalent admission	0.5
Cash revenue per equivalent admission	1.1

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. During the second quarter of 2011, charity care increased $58 million, uninsured discounts increased $270 million and the provision for doubtful accounts declined $13 million, compared to the second quarter of 2010. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles (“GAAP”). Because cash revenues is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
For the Six Months Ended June 30, 2011 and 2010
(Dollars in millions)

	2011			2010
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$16,118		100.0	$15,300		100.0
Provision for doubtful accounts	1,424			1,352

Cash revenues (a)	14,694	100.0		13,948	100.0

Salaries and benefits	6,615	45.0	41.0	6,148	44.1	40.2
Supplies	2,570	17.5	15.9	2,451	17.6	16.0
Other operating expenses	2,648	18.0	16.5	2,428	17.3	15.9

% changes from prior year:
Revenues	5.3%
Cash revenues	5.3
Revenue per equivalent admission	1.7
Cash revenue per equivalent admission	1.7

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. During the first six months of 2011, charity care increased $148 million, uninsured discounts increased $508 million and the provision for doubtful accounts increased $72 million, compared to the first six months of 2010. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles (“GAAP”). Because cash revenues is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2011	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$539	$553	$411
Accounts receivable, net	3,946	4,060	3,832
Inventories	887	881	897
Deferred income taxes	894	916	931
Other	625	576	848

Total current assets	6,891	6,986	6,919

Property and equipment, at cost	26,338	25,855	25,641
Accumulated depreciation	(14,754)	(14,508)	(14,289)

	11,584	11,347	11,352

Investments of insurance subsidiary	515	590	642
Investments in and advances to affiliates	843	852	869
Goodwill	2,719	2,705	2,693
Deferred loan costs	332	354	374
Other	993	975	1,003

	$23,877	$23,809	$23,852

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,297	$1,348	$1,537
Accrued salaries	1,009	975	895
Other accrued expenses	1,283	1,398	1,245
Long-term debt due within one year	689	546	592

Total current liabilities	4,278	4,267	4,269

Long-term debt	24,631	24,820	27,633
Professional liability risks	987	1,003	995
Income taxes and other liabilities	1,515	1,507	1,608

Total liabilities	31,411	31,597	34,505

Equity securities with contingent redemption rights	—	—	141

EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders’ deficit	(8,681)	(8,930)	(11,926)
Noncontrolling interests	1,147	1,142	1,132

Total deficit	(7,534)	(7,788)	(10,794)

	$23,877	$23,809	$23,852

HCA Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(Dollars in millions)

	2011	2010
Cash flows from operating activities:
Net income	$654	$854
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(1,576)	(1,698)
Provision for doubtful accounts	1,424	1,352
Depreciation and amortization	716	710
Income taxes	317	(111)
Losses sales of facilities	1	—
Impairments of long-lived assets	—	109
Loss on retirement of debt	75	—
Amortization of deferred loan costs	39	40
Share-based compensation	16	16
Other	—	23

Net cash provided by operating activities	1,666	1,295

Cash flows from investing activities:
Purchase of property and equipment	(776)	(536)
Acquisition of hospitals and health care entities	(168)	(31)
Disposition of hospitals and health care entities	54	25
Change in investments	76	502
Other	2	(11)

Net cash used in investing activities	(812)	(51)

Cash flows from financing activities:
Issuance of long-term debt	—	1,387
Net change in revolving credit facilities	(1,524)	1,329
Repayment of long-term debt	(1,508)	(1,529)
Distributions to noncontrolling interests	(185)	(176)
Distributions to stockholders	(30)	(2,251)
Payment of debt issuance costs	(12)	(25)
Issuance of common stock	2,506	—
Income tax benefits	49	56
Other	(22)	3

Net cash used in financing activities	(726)	(1,206)

Change in cash and cash equivalents	128	38
Cash and cash equivalents at beginning of period	411	312

Cash and cash equivalents at end of period	$539	$350

Interest payments	$1,043	$973
Income tax (refunds) payments, net	$(36)	$400

HCA Holdings, Inc.
Operating Statistics

	Second Quarter		For the Six Months Ended June 30,
	2011	2010	2011	2010
Consolidating Hospitals:

Number of Hospitals	157	154	157	154
Weighted Average Licensed Beds	39,356	38,607	39,209	38,647
Licensed Beds at End of Period	39,472	38,636	39,472	38,636

Reported:
Admissions	397,500	385,200	804,400	784,100
% Change	3.2%		2.6%
Equivalent Admissions	638,900	617,900	1,277,300	1,233,400
% Change	3.4%		3.6%
Revenue per Equivalent Admission	$12,620	$12,553	$12,618	$12,405
% Change	0.5%		1.7%
Inpatient Revenue per Admission	$12,105	$12,211	$12,101	$12,017
% Change	-0.9%		0.7%
Patient Days	1,889,600	1,858,100	3,869,800	3,810,700
Equivalent Patient Days	3,038,300	2,981,300	6,145,200	5,994,200
Inpatient Surgery Cases	120,200	121,800	239,900	244,300
% Change	-1.3%		-1.8%
Outpatient Surgery Cases	199,100	198,600	392,100	389,300
% Change	0.3%		0.7%
Emergency Room Visits	1,512,000	1,436,200	3,039,600	2,803,300
% Change	5.3%		8.4%
Outpatient Revenues as a Percentage of Patient Revenues	39.0%	38.2%	38.4%	37.3%
Average Length of Stay	4.8	4.8	4.8	4.9
Occupancy	52.8%	52.9%	54.5%	54.5%
Equivalent Occupancy	84.8%	84.9%	86.5%	85.7%

Same Facility:
Admissions	391,800	384,800	795,800	782,300
% Change	1.8%		1.7%
Equivalent Admissions	628,900	617,300	1,262,200	1,229,800
% Change	1.9%		2.6%
Revenue per Equivalent Admission	$12,573	$12,515	$12,564	$12,383
% Change	0.5%		1.5%
Inpatient Revenue per Admission	$12,094	$12,224	$12,104	$12,029
% Change	-1.1%		0.6%
Inpatient Surgery Cases	119,200	121,100	237,800	242,600
% Change	-1.5%		-2.0%
Outpatient Surgery Cases	195,800	197,000	386,500	386,000
% Change	-0.6%		0.1%
Emergency Room Visits	1,494,800	1,430,900	3,011,500	2,793,200
% Change	4.5%		7.8%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:
Consolidating	157	154	157	154
Nonconsolidating (Equity Joint Ventures)	7	8	7	8

Total Number of Hospitals	164	162	164	162